Execution Copy

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of November 30, 2017, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and State Street Global Advisors Trust Company, a Massachusetts limited purpose trust company (the “Trustee”).

WHEREAS, the SPDR® Dow Jones Industrial AverageSM ETF Trust, a New York trust (the “Trust”), is a unit investment trust and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trustee furnishes, among other services, certain services to the Trust; and

WHEREAS, the Trustee desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF ADMINISTRATOR

The Trustee hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.    DELIVERY OF DOCUMENTS

The Trustee will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.    The Trust’s Amended and Restated Standard Terms and Conditions of Trust (the “Trust Agreement”) and Trust Indenture and Agreement and any amendments thereto (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Senior Representatives of State Street Global Advisors Trust Company, as Trustee of the Trust (the “Senior Representatives”)

certified by an officer of the Trustee authorizing (1) the Trustee to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trustee that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.	The Administrator has duly adopted written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder in respect of the Trust.

4.    REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE

The Trustee represents and warrants to the Administrator that:

a.	It is a common law trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

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c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Trustee’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trustee or any law or regulation applicable to it;

f.	Where information provided by the Trustee or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trustee represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trustee acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by the Trustee and be without liability to the Trustee or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information; and

g.	With respect to the Trust, the Administrator is not responsible for ensuring that:

(1)	The Trust is a unit investment trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is a unit investment trust properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

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(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the control, supervision, authorization and direction of the Trustee and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trustee and the Administrator.

The Administrator shall perform such other services for the Trustee that are mutually agreed to by the parties from time to time, for which the Trustee will pay such fees as may be mutually agreed upon between the Trustee and the Administrator, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trustee and the Administrator.

The Trustee agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trustee through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trustee’s request or with the Trustee’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-30D, Form N-SAR-U, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; trustee fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy

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materials; costs incidental to Senior Representatives meetings, including fees and expenses of Senior Representatives , if any; the salary and expenses of any officer, director\trustee or employee of the Trustee; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form S-6, Form N-30 D and Form N-SAR-U, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.

7.    INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Trustee or his or her designee for instructions or the independent accountants and legal counsel for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Trustee, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trustee. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.    LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any direct losses, damages, liabilities, claims, costs or out-of-pocket expense (including reasonable attorney’s fees) (“Losses”) or expense suffered by the Trust insofar as such Loss arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any Loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. Neither the Trust, the Trustee nor the Administrator shall be liable for any special, indirect, incidental, punitive, consequential, exemplary or enhanced damages of any kind or nature whatsoever (including loss of profits, goodwill, reputation, business opportunity, anticipated savings or attorneys’ fees) arising under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either

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party or any entity had been advised of, or otherwise might or should have anticipated, the possibility or likelihood of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or Loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The limitations of liability set forth in this Section 8 shall apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, and shall survive failure of an exclusive remedy. The foregoing limitations shall not apply with respect to any damages or claims arising out of or relating to the intentional breach, fraud or willful misconduct of any party hereto or where such limitation is otherwise prohibited by applicable law.

Notwithstanding the foregoing, the Administrator and the Trustee acknowledge and agree that the following categories of damages are deemed direct Losses for purposes of this Agreement, to the extent resulting from a breach by the Administrator of its duties hereunder: (i) regulatory fines (excluding any fines related to a failure by the Trustee to oversee or supervise); (ii) damages awarded to a third party by a court of competent jurisdiction pursuant to a final judgment (not subject to further appeal); (iii) settlements (subject to the consent of the Administrator, not to be unreasonably conditioned, delayed or withheld); (iv) the cost of notice mailings and credit reports relating to data breaches; and (v) remediation of lost data.

Subject to any exculpatory provisions or liability limitations set forth in this Agreement, the Trustee agrees to indemnify and hold harmless the Administrator from and against any Losses incurred or sustained by the Administrator in connection with the performance of its duties under this Agreement, except, in each case, to the extent such Losses result from the Administrator’s (or its agents’) intentional breach, fraud or willful misconduct in the discharge of its duties under this

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Agreement. If the Trustee instructs the Administrator to take any action with respect to securities or other financial assets, and the action involves the payment of money or may, in the good faith opinion of the Administrator, result in the Administrator or its nominee assigned to the Trustee being liable therefor, the Trustee, as a prerequisite to the Administrator taking the action, shall provide to the Administrator at the Administrator’s reasonable request such further indemnification in an amount to be mutually agreed upon between the Trustee and Administrator if and when necessary.

Subject to any exculpatory provisions or liability limitations set forth in this Agreement, the Administrator agrees to indemnify and hold harmless the Trustee from and against any Losses incurred or sustained by the Trustee as a result of a claim brought by a third party (a “Claim”), in each case, to the extent such Losses result from the Administrator’s (or its agents’) intentional breach, fraud or willful misconduct in the discharge of its duties under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement. Each of the Trustee and the Administrator shall use reasonable efforts to mitigate any Losses in respect of which it claims or may be entitled to claim indemnification under this Agreement.

9.    CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

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10.    USE OF DATA

(a)    In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trustee and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)    Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trustee and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trustee otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust. The Trustee agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust.

(c)    Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trustee on behalf of the Trust assumes full responsibility for the Trust complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Trust.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trustee, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trustee on behalf of the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are

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earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trustee, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trustee or the Trust by state or federal regulatory agencies, to produce the records of the Trustee or the Trust or the Administrator’s personnel as witnesses or deponents, the Trustee agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

12.    SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustee or the Trust from time to time, have no authority to act or represent the Trustee or the Trust in any way or otherwise be deemed an agent of the Trustee or the Trust.

13.    EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending November 30, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trustee shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Trustee’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust (or its respective successor), the Trustee shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Trustee’s determination in its reasonable business judgment that the Trust is no longer viable, (b) a merger of the Trust into, or the

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consolidation of the Trust with, another entity, or (c) the sale by the Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.

Upon termination of this Agreement, for any reason or for no reason, the Administrator shall, upon request of the Trustee, for a period of not less than ninety (90) days from the effective date of termination, or for such longer period as may be reasonably requested by the Trustee, continue to perform the services and related obligations under the Agreement and/or any ancillary agreement on the then existing terms and conditions thereof, and cooperate with the Trustee in order to facilitate the orderly transition of the services to a successor administrator. Notwithstanding the foregoing, the Administrator and the Trustee may mutually agree to terminate the Transition Assistance with respect to some or all of the services before the expiry of the agreed period. “Transition Assistance” shall include the continued provision of the services, assistance with the development and implementation of a conversion plan, the provision of information in relation to the relevant services (excluding confidential information) and/or any other assistance reasonably requested by the Trustee.

14.    DELEGATION

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trustee. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

15.    INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator and the Trustee, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.    NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trustee:

STATE STREET GLOBAL ADVISORS TRUST COMPANY

One Lincoln Street

Boston, MA 02111

Attn: President

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With a copy to:

STATE STREET GLOBAL ADVISORS TRUST COMPANY

Legal Department

One Lincoln Street

Boston, MA 02110

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY

One Lincoln Street

Boston, MA 02111

Attention: Brenda Lyons

Telephone: 617-664-6407

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.    AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.    ASSIGNMENT

This Agreement may not be assigned by (a) the Trustee without the written consent of the Administrator or (b) the Administrator without the written consent of the Trustee, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator without the consent of the Trustee.

19.    SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trustee and the Administrator and their respective successors and permitted assigns.

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20.    DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, and employees, directors and/or officers of the Trustee that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.    ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.    WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.    SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

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24.    GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.    REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.    COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

STATE STREET GLOBAL ADVISORS TRUST COMPANY

By:
Name:	James E. Ross
Title:	Senior Representative

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

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ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto; and

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto.

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Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trustee or its affiliates, on behalf of the Trust, financial information that will be included in the Trust’s semi-annual and annual shareholder reports and other of the Trust’s regulatory filings and quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trustee or its affiliates, on behalf of the Trust, the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR-U and financial information required by Form S-6, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trustee or its affiliates and counsel to the Trust where applicable, on behalf of the Trust, annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Trustee and arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s sponsor, Trustee, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Trust with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement for the Trust as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trustee or its affiliates, on behalf of the Trust, as well as preparation of Senior Representative compliance materials;

f.	Prepare and furnish total return performance information for the Trust, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

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B1-1

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

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B1-2

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Trust’s annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by designated officer(s) of the Trustee or its affiliates, on behalf of the Trust, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Coordinate Form 1099 mailings;

f.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

g.	Participate in discussions of potential tax issues with the Trust and the Trust’s audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Information Classification: Limited Access

B2-1

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare and distribute the agenda and related materials for all requested Senior Representatives (the “Senior Representatives”) meetings, make presentations to the Senior Representatives meetings where appropriate or upon reasonable request, prepare minutes for such Senior Representatives meetings, monitor and coordinate the follow-up on matters raised at any Senior Representatives meetings, and, if applicable, attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Assist the Trustee in all other required filings of the Trust made with the SEC (such as exemptive applications an no-action letter requests) or any other regulatory entities, including state corporation reports and private letter rulings from the IRS, as may be mutually agreed upon;

c.	Assist in the review of all amendments to the Registration Statement, including updates of the Prospectus for the Trust, prepared by the Trust’s Sponsor;

d.	Prepare for filing with the SEC all requested supplements to the Prospectus for the Trust;

e.	In cooperation with and subject to review by the Trustee, prepare and file with the SEC proxy statements and provide consultation on proxy solicitation matters;

f.	Maintain general Senior Representative meeting calendars;

g.	Maintain copies of the Trust’s Amended and Restated Standard Terms and Conditions of Trust and Trust Indenture and Agreement and any amendments thereto;

h.	Assist the Trustee in the handling of regulatory inspections and examinations of the Trust, including preparing and assisting in the preparation and filing of responses to inspections or examinations and working closely with the Trust’s and Trustee’s legal counsel;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Senior Representatives and the Trustee on those developments and provide related planning assistance where requested or appropriate;

j.	Refer to the Trustee or transfer agent of the Trust and, as appropriate, the Senior Representatives, any shareholder inquiries relating to the Trust to the extent that the Administrator is the first party to become aware of such inquiries;

Information Classification: Limited Access

B3-1

k.	Coordinate the printing of the Prospectus;

l.	Act as liaison to counsel to the Trust; and

m.	In cooperation with and subject to review by the Trust’s Chief Compliance Officer and the Trustee, assist in developing and periodically reviewing the Trust’s 1940 Act Rule 38a-1 Compliance Policies and Procedures Manual.

Information Classification: Limited Access

B3-2